AMENDMENT TO CONVERTIBLE PROMISSORY NOTE ISSUED BY MESA ENERGY, INC.

This Amendment is made and entered into as of August 19 2009. Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meaning given to them in the Convertible Promissory Note.

WHEREAS, Denton Management Company LLC (the "Holder") is the purchaser of a convertible promissory note of Mesa Energy, Inc., a Nevada corporation (the "Company"), dated September 29, 2006, as amended on September 28, 2007, September 29, 2008, December 30, 2008 and July 13, 2009 (as amended, the "Note");

WHEREAS, the Note provides for the option of the Holder to convert the principal amount, together with accrued interest, into shares of common stock of the Company ("Company Shares";

WHEREAS, pursuant to an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") by and among the Company, Mesa Energy Holdings, Inc., a Delaware corporation ("MSEH"), and a wholly owned subsidiary of MSEH (the "Acquisition Subsidiary"), the Company is contemplating a merger with MSEH, as a result of which the Acquisition Subsidiary will merge with and into the Company, with the Company remaining the surviving entity and a wholly owned subsidiary of MSEH (the "Merger"); and as a result of the Merger, MSEH will continue the existing business operations of the Company; and

WHEREAS, on the closing of the Merger, the stockholders of the Company prior to the Merger will surrender all of the issued and outstanding shares of the Company's capital stock and receive, in exchange for such shares, shares of common stock of MSEH ("MSEH Common Stock").

NOW, THEREFORE, in consideration of the respective covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1. The Holder agrees that, upon the closing of the Merger, the Note will cease to be convertible into Company Shares and the outstanding principal amount thereof, together with interest accrued thereon to the relevant conversion date, shall become convertible into such number of shares of MSEH Common Stock as is equal to the number of Company Shares into which such amounts are then convertible multiplied by the Common Conversion Ratio (as defined in the Merger Agreement) (with any fraction resulting from such multiplication to be rounded to the nearest whole number, and with 0.5 shares rounded upward to the nearest whole number), and the conversion price per share of Parent Common Stock shall be equal to the Conversion Price under the Note prior to the closing of the Merger divided by the Common Conversion Ratio.

2. All other terms of the Note, as previously amended, shall continue with full force and effect.

3. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same

IN WITNESS WHEREOF, this Amendment has been executed by the parties as of the date first above written:

COMPANY:
MESA ENERGY, INC.

By: ______________________
Name: Randy M. Griffin
Title: Chief Executive Officer

HOLDER:
DENTON MANAGEMENT COMPANY LLC

By: Dan Denton
Name: DAN DENTON
Title: President
8/19/09

DMD